Exhibit 99.1

Virpax Pharmaceuticals Reports 2023 Year-End Results

BERWYN, PA, March 26, 2024 — Virpax® Pharmaceuticals, Inc. (“Virpax” or the “Company”) (NASDAQ: VRPX), a company specializing in developing non-addictive products for pain management, post-traumatic stress disorder, central nervous system (CNS) disorders and viral barrier indications, today announced its financial results for the twelve months ended December 31, 2023, and other recent developments.

“We are off to a strong start in 2024 and are pleased to have regained compliance with Nasdaq. Additionally, we have executed a settlement agreement with the Plaintiffs, and can now focus on developing our non-addictive product candidates for pain management,” commented Gerald W. Bruce, Chief Executive Officer of Virpax.

“Recently we reported the initial results from the pilot study of Probudur™ performed by the U.S. Army Institute of Surgical Research (USAISR). The findings were in line with our expectations and support our earlier studies of Probudur. We are excited for the USAISR’s next study which as planned would be a head-to-head comparison with free bupivacaine and EXPAREL® and expect it to start mid-year,” continued Mr. Bruce. “As of today, we are still on track to file the IND later in 2024.”

“We are continuing to develop Envelta™, our non-addictive pain product candidate for acute and chronic pain, with the NIH under our NCATS in-kind grant and are making progress towards filing the IND,” added Mr. Bruce.

“Virpax has developed a core competency in identifying, applying for and winning government grants. We continue to apply for funding when we believe we have a strong chance of success. Currently, there are a number of applications that we continue to work on while we await decisions on those that have been previously submitted. This strategy has proven to be an excellent source of non-dilutive funding and we will continue to pursue it.

“We are also continuing to work with our partners identifying and evaluating sublicensing options. Together, we are making progress with our lead pain assets in both the global animal healthcare market as well as assessing potential geographical opportunities.

“We expect to achieve some significant milestones this year and look forward to sharing them. Our team is committed to the important and potentially game-changing product candidates that are under development, and their efforts are greatly appreciated,” concluded Mr. Bruce.

RECENT DEVELOPMENTS

•	On March 18, 2024, Virpax filed an 8K announcing that it had regained compliance with Nasdaq’s minimum bid price requirement.

•	The litigation settlement and mutual release agreement between the Company and Sorrento Therapeutics, Inc. (Sorrento) and Scilex Pharmaceuticals, Inc. was approved by the United States Bankruptcy Court for the Southern District of Texas which is overseeing the Sorrento Bankruptcy filing. As a result, Virpax made its initial payment under the agreement on March 18, 2024.

•	On February 7, 2024, Virpax announced the initial results from the pilot study for Probudur™ performed by the U.S. Army Institute of Surgical Research (USAISR) under an existing Cooperative Research and Development Agreement (CRADA). This study was designed to determine if Probudur reduces pain behaviors in a rat model of incisional pain. Two concentrations of Probudur were injected into the tissue around the incision site as well as a saline solution for the control group. Both doses of Probudur showed reduction in incision-induced pain behaviors. The Company expects that the next step by the USAISR would be a full powered study comparing Probudur with free bupivacaine and EXPAREL®.

•	Virpax was highlighted in a Forbes.com article on January 14, 2024, entitled, “Virpax: A Promising Stock in A Sickly Biotech Market.” The article discussed the Company’s lead pain products as well as mentioning grants from both the National Institutes of Health and the Pentagon.

•	On December 29, 2023, Virpax announced that at a Special Meeting of Shareholders on December 28th, stockholders approved an amendment to the certificate of incorporation, at the discretion of the Board of Directors of the Company, to undertake a reverse stock split. Subsequently, On February 27, 2024, the Company announced that it would execute a 1-for-10 reverse stock split of its common stock effective March 1, 2024, to regain compliance with Nasdaq’s minimum bid price.

•	On November 17, 2023,Virpax announced the resignation of Anthony P. Mack as CEO and Chairman effective immediately. The Board appointed Gerald W. Bruce as CEO and Dr. Eric Floyd as Chairman.

•	On October 12, 2023, Virpax announced that the Cooperative Research and Development Agreement (CRADA) with the U.S. Army Institute of Surgical Research (USAISR) to evaluate Virpax’s Probudur, an injectable long-acting liposomal bupivacaine formulation that is injected at the wound site, has been extended to September of 2024. The USAISR is the U.S. Department of Defense’s primary laboratory for developing solutions for trauma and critical care challenges in combat casualties.

FINANCIAL RESULTS FOR THE YEARS ENDED DECEMBER 31, 2023, AND 2022

Twelve Months Ended December 31, 2023

Operating Expenses

General and administrative expenses were $10.6 million for the year ended December 31, 2023, compared to $11.1 million for the same period in 2022. The decrease was primarily due to lower legal defense costs related to litigation, net of litigation accrual, and was partially offset by an increase in salaries and wages, severance, and professional fees.

Research and development expenses were $5.1 million for the year ended December 31, 2023, compared to $10.8 million for the same period in 2022. The decrease was primarily attributable to a milestone payment in 2022 related to AnQlar and decreases in preclinical activities for AnQlar, NobrXiol, and Epoladerm. This was partially offset by an increase in preclinical activity for Probudur.

The operating loss for the year ended December 31, 2023, was $15.2 million, compared to an operating loss of $21.7 million for the same period in 2022.

As of December 31, 2023, Virpax had cash of approximately $9.1 million, compared to $19.0 million as of December 31, 2022.

About Virpax Pharmaceuticals

Virpax is developing branded, non-addictive pain management products candidates using its proprietary technologies to optimize and target drug delivery. Virpax is initially seeking FDA approval for two prescription drug candidates that employ two different patented drug delivery platforms. Probudur™ is a single injection liposomal bupivacaine formulation being developed to manage post-operative pain and Envelta™ is an intranasal molecular envelope enkephalin formulation being developed to manage acute and chronic pain, including pain associated with cancer. Virpax is also using its intranasal Molecular Envelope Technology (MET) to develop one other prescription product candidate, NobrXiol™, which is being developed for the nasal delivery of a pharmaceutical-grade cannabidiol (CBD) for the management of rare pediatric epilepsy. Virpax has competitive cooperative research and development agreements (CRADAs) for two of its prescription drug candidates, one with the National Institutes of Health (NIH) and one with the Department of Defense (DOD). Virpax is also seeking approval of two nonprescription product candidates: AnQlar, which is being developed to inhibit viral replication caused by influenza or SARS-CoV-2, and Epoladerm™, which is a topical diclofenac spray film formulation being developed to manage pain associated with osteoarthritis. For more information, please visit virpaxpharma.com and follow us on Twitter, LinkedIn and YouTube.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s planned clinical trials, product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “continue,” “would” and similar expressions and the negatives of those terms and include statements such as the planned head-to-head comparison with free bupivacaine and EXPAREL®, USAISR’s next study expected to start mid-year,the Company being on track to file an Investigational New Drug (IND) Application in 2024, continuing to develop Envelta, continuing to apply for funding, continuing to work with the Company’s partners identifying and evaluating sublicensing options, begin Phase 2 trials of Probudur in 2024 upon completion of a few ongoing and planned additional studies, submitting an IND for Envelta in mid-2024 and initiating first in human trials in 2024, pursuing additional grant funding where the Company believes it has a strong chance of winning the grant and continuing to make progress across the board and achieving significant milestones this year. These statements relate to future events or the Company’s financial performance and involve known and unknown risks, uncertainties, and other factors, including the Company’s ability to successfully complete research and further development, including reporting results from additional pre-IND studies in advance of entering the clinic in 2024 and starting the USAISR’s study mid year, and commercialization of Company drug candidates in current or future indications; the Company’s ability to obtain additional grant funding, the uncertainties inherent in clinical testing; the Company’s ability to manage and successfully complete clinical trials and the research and development efforts for multiple product candidates at varying stages of development; the timing, cost and uncertainty of obtaining regulatory approvals for the Company’s product candidates; the Company’s ability to protect its intellectual property; the loss of any executive officers or key personnel or consultants and the ability of such executives to make valuable contributions to the Company; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s product candidates; the Company’s ability to continue to obtain capital to meet its short and long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to fulfill contractual obligations of its settlement, continue operations and commence and complete clinical trials that the Company plans to initiate; and other factors listed under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q that the Company files with the U.S. Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash	$9,141,512	$18,995,284
Prepaid expenses and other current assets	486,833	678,365
Total current assets	9,628,345	19,673,649
Total assets	$9,628,345	$19,673,649

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,694,024	$1,094,590
Litigation liability	6,000,000	2,000,000
Total current liabilities	7,694,024	3,094,590
Total liabilities	7,694,024	3,094,590

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $0.00001, 10,000,000 shares authorized; no shares issued and outstanding as of the years ended December 31, 2023 and 2022	—	—
Common stock, $0.00001 par value; 100,000,000 shares authorized, 1,171,233 shares issued and outstanding as of the years ended December 31, 2023 and 2022	12	12
Additional paid-in capital	61,478,444	60,933,674
Accumulated deficit	(59,544,135)	(44,354,627)
Total stockholders’ equity	1,934,321	16,579,059
Total liabilities and stockholders’ equity	$9,628,345	$19,673,649

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022
OPERATING EXPENSES
General and administrative (net of insurance reimbursement of $1,250,000 during the year ended December 31, 2023 – See Note 5)	$10,572,181	$11,082,463
Research and development	5,117,608	10,762,670
Total operating expenses	15,689,789	21,845,133

Loss from operations	(15,689,789)	(21,845,133)

OTHER INCOME
Other income	500,281	194,413
Loss before income taxes	(15,189,508)	(21,650,720)
Income taxes	—	—
Net loss	$(15,189,508)	$(21,650,720)

Basic and diluted net loss per share	$(12.97)	$(18.49)
Basic and diluted weighted average common stock outstanding	1,171,233	1,171,020

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(15,189,508)	$(21,650,720)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	544,770	745,034
Change in operating assets and liabilities:
Prepaid expenses and other current assets	191,532	2,052,079
Accounts payable and accrued expenses	599,434	(993,101)
Litigation liability	4,000,000	2,000,000
Net cash used in operating activities	(9,853,772)	(17,846,708)

Net change in cash	(9,853,772)	(17,846,708)
Cash, beginning of year	18,995,284	36,841,992
Cash, end of year	$9,141,512	$18,995,284

Contact:

Betsy Brod

Affinity Growth Advisors

betsy.brod@affinitygrowth.com

212-661-2231